Exhibit (p11)

Keel Capital AB

Code of Ethics

Last updated: August 2021

Table of Contents

Code of Ethics	3
Background	3
Risks	3
Policies and Procedures	4
Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws	4
Reporting Violations	4
Distribution of the Code and Acknowledgement of Receipt	5
Conflicts of Interest	6
Personal Securities Transactions	6
Disclosure of the Code of Ethics	10

Code of Ethics

Most Recently Revised: August 2021

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser’s fiduciary duty to its clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal Securities transactions and holdings;

●	Reporting of violations of the code; and

●	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, Keel considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Employees do not understand the fiduciary duty that they, and Keel, owe to Clients;
●	Employees and/or Keel fail to identify and comply with all applicable Federal Securities Laws;
●	Employees do not report personal Securities transactions;
●	Employees trade personal accounts ahead of Client accounts;
●	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;
●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;
●	Keel does not provide its Code of Ethics to the RIC Board for initial approval, and within six months of material changes
●	Keel does not provide its Code of Ethics and any amendments to all Employees; and
●	Keel does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

Keel has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Keel and its Employees1 must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Keel to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Keel’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Keel must act in its Clients’ best interests. Neither Keel, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any RIC Client

1.	employ any device, scheme, or artifice to defraud the RIC Client;

2.	make any untrue statement of a material fact to the RIC Client or omit to state a material fact necessary in order to make the statements made to the RIC Client, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the RIC Client; or

4.	engage in any manipulative practice with respect to the RIC Client.

Employees are generally expected to discuss any perceived risks, or concerns about Keel’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Keel or its Employees could have severe negative consequences for Keel, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

1 For purposes of this Code of Ethics, all Employees are considered Access Persons per 17j-1 of the Investment Company Act of 1940.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the President/CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Keel’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the President/CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to Keel’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Keel will report its findings to the RIC Client’s Board of Directors or Trustees pursuant to Rule 17j-1.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Keel to make any such reports or disclosures and do not need to notify Keel that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Distribution of the Code and Acknowledgement of Receipt

Keel will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Keel’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee should complete the Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO may use the Code of Ethics Acknowledgement Log to track Employees’ Code of Ethics acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Keel, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Keel, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Keel’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Keel and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Keel and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for Keel to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may use a Conflicts of Interest Log to document the Company’s assessment of, and response to, such conflicts.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each RIC Client’s CCO of such change and ensure that the change is approved by each RIC Client’s Board no later than six months after the change is adopted.

1.	Accounts Covered by the Policies and Procedures

Keel’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

2.	Reportable Securities

Keel requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

●	Direct obligations of the Government of the United States;
●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares issued by open-end investment companies registered in the U.S., other than funds advised, sub-advised or underwritten by Keel or an affiliate;
●	Interests in 529 college savings plans; and
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Keel or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Keel’s Personal Securities Transactions policy.

3.	Pre-clearance Procedures

Employees must have written clearance for all transactions before completing the transactions. Keel may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Employees should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Keel’s pre-clearance procedures.

Employees may not trade any security on the same day that such security is purchased or sold on behalf of a RIC Client.

Employees are required to pre-approval of transactions in Initial Public Offerings and Limited Offerings. The SEC has issued guidance that a cryptocurrency coin or token initial coin offering (“ICO”) may be deemed to be an initial public offering of a security, and as such Keel requires written clearance of ICO transactions.

Employees must use the Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO or a designee. The CCO will use the Trading Pre-clearance Request Log to track pre-clearance requests.

4.	Reporting

Keel must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or a designee within 30 days of the end of each calendar quarter.

Employees may utilize the Quarterly Reporting Forms to fulfill quarterly reporting obligations. Alternately, Employees may use the Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO or a designee duplicate trade confirmations and/or account statements. The CCO or a designee must receive all such confirmations and statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Employee did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or a designee on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the Periodic Holdings Reporting Forms.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Employees may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO or a designee. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser, and may provide employees with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Keel's Code of Ethics, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on Keel’s receipt of the Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Employees should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

Keel’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or a designee will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;
●	Personal trading in Securities also held by a RIC Client;
●	Trading opposite of Client trades;
●	Trading ahead of Clients; and
●	Trading that appears to be based on Material Nonpublic Information.

The CCO or a designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO or a designee will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Keel will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Keel’s Code of Ethics should be directed to the CCO.